UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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SA FUNDS - INVESTMENT TRUST

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SA FUNDS

YOUR VOTE IS IMPORTANT

Please vote by
January 29, 2019

November 30, 2018

Dear SA Funds Shareholder:

On behalf of the Board of Trustees of your SA Funds, we are pleased to invite you to a Special Meeting of Shareholders of the SA Funds to be held at our offices at 10 Almaden Blvd, 15th Floor, San Jose, California 95113, on January 29, 2019 at 10:00 am PT.

As discussed in the enclosed proxy statement, the SA Funds’ current adviser’s parent company, Loring Ward Holdings Inc., is merging with BAM Advisor Services, LLC (“BAM”). Shareholders are being asked to approve a new advisory agreement with BAM, and a new sub-advisory agreement with the SA Funds’ subadviser, Dimensional Fund Advisors LP, and BAM.

Under the proposed new agreements that shareholders are being asked to approve, the same advisory team and sub-adviser would continue to provide the same services at the same adviser and subadviser fee rates.

We realize that it may not be practical for you to attend the meeting and vote in-person, so we have three alternative ways for you to vote quickly and easily:

●	By mail: Sign, date and return the enclosed voting card(s) in the enclosed postage-paid envelope.
●

By telephone: Call the number listed on your voting card(s) and follow the instructions or speak to a live representative who will guide you through the voting process if you call between the hours of 9am – 10pm EST.

●	Through the internet: Go to the website listed on your voting card(s) and follow the on-line instructions.

The Board of Trustees recommends that you vote “FOR” each of the proposals.

Please read the enclosed proxy materials carefully and cast your vote. The enclosed proxy statement includes a detailed description of the proposals and the reasons for the Board’s recommendations. If you have any questions about the proposals, please contact us or your financial advisor.

Your vote is important no matter how many shares you own. By voting now, you can help avoid the inconvenience associated with follow-up mailings and telephone calls.

Thank you for taking the time to consider these important proposals and vote before January 29, 2019.

Sincerely,
Alex Potts, President

© 2018 Loring Ward. All rights reserved. The SA Funds are distributed by Foreside Fund Services, LLC. B 18-023